Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Ocean City, New Jersey – July 29, 2014 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,532,000 or $0.24 per diluted share, for the quarter ended June 30, 2014, as compared to $1,359,000, or $0.21 per diluted share, for the second quarter of 2013. Net income for the six months ended June 30, 2014 was $3,119,000, or $0.48 per diluted share, as compared to $2,539,000, or $0.38 per diluted share, for the same period in 2013.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of eleven full-service banking offices in eastern New Jersey.

“Earnings for the quarter benefited from improved net interest income over the prior year,” said Steven E. Brady, President and CEO.   “We continue to grow our loan portfolio and are on pace to top last year's growth. Shifts in our asset mix to increase loans and reduce lower yielding investments and cash balances, along with a reduction in funding costs, have resulted in improved net interest income and slight improvement in net interest margin over the comparable periods in the prior year”.

Balance Sheet Review

Total assets decreased $6.7 million, or 0.7%, to $1,013.3 million at June 30, 2014 from $1,020.0 million at December 31, 2013. Loans receivable, net, increased $24.8 million, or 3.3%, to $769.6 million at June 30, 2014 from $744.8 million at December 31, 2013. Investments and mortgage-backed securities decreased $8.8 million, or 6.8%, to $119.9 million during the first six months of 2014. Cash and cash equivalents decreased $21.9 million, or 25.0%, to $65.7 million at June 30, 2014 from $87.6 million at December 31, 2013 as excess liquidity was deployed into loans and used to fund deposit withdrawals. Loan originations and other advances totaling $80.6 million were offset by payoffs and payments received of $56.1 million resulting in a $24.5 million increase in the portfolio. The increase in loans primarily resulted from steady volume of one-to-four family residential loans. The decrease in investments resulted from repayments, calls and payoffs.

Deposits decreased $9.8 million, or 1.3%, to $770.8 million at June 30, 2014 from $780.6 million at December 31, 2013. Checking accounts increased $9.9 million, savings accounts decreased $104,000, certificates of deposit decreased $6.4 million and municipal deposits decreased $13.2 million at June 30, 2014 compared to December 31, 2013. Municipal deposits declined as a result of seasonal withdrawals. Total borrowings were unchanged at $120.3 million.

Asset Quality

The provision for loan losses totaled $50,000 for the second quarter of 2014 compared to $192,000 for the second quarter of 2013 and $88,000 for the first quarter of 2014. The allowance for loan losses totaled $4.1 million, or 0.53% of total loans, at June 30, 2014 compared to $4.2 million, or 0.56% of total loans, at December 31, 2013. The Company experienced $270,000 in net charge-off activity for the first six months of 2014 as compared to $300,000 in net charge-off activity for the first six months of 2013.

Non-performing assets totaled $7.3 million, or 0.73% of total assets, at June 30, 2014, compared to $5.6 million, or 0.55% of total assets, at December 31, 2013. Non-performing assets consisted of twenty-one real estate residential mortgages totaling $4.5 million, three real estate commercial mortgage totaling $731,000, one commercial loan totaling $501,000, eight consumer equity loans totaling $533,000, two TDR non-accrual loans totaling $699,000 and four real estate owned properties totaling $340,000.

Income Statement Analysis

Net interest income increased $355,000, or 5.4%, to $6.9 million for the second quarter of 2014 compared to $6.5 million in the second quarter of 2013. Net interest margin increased 3 basis points in the quarter ended June 30, 2014 to 3.12% versus 3.09% for the quarter ended June 30, 2013 and decreased 5 basis points from 3.17% for the quarter ended March 31, 2014. The increase in net interest income in the second quarter of 2014 compared to the second quarter of 2013 was the result of a decrease in the average cost of interest-bearing liabilities of 11 basis points to 0.94%, a decrease in average interest-bearing liabilities of $15.3 million and an increase in average interest-earning assets of $39.2 million offset by a decrease of 14 basis points in the average yield on interest-earning assets.

Net interest income increased $837,000, or 6.4%, to $13.8 million for the first six months of 2014 compared to the same period in the prior year. Net interest margin increased 2 basis points for the six months ended June 30, 2014 to 3.14% versus 3.12% for the six months ended June 30, 2013. The increase in net interest income for the six month period was the result of a decrease in the average cost of interest-bearing liabilities of 12 basis points to 0.94%, a decrease in average interest-bearing liabilities of $20.7 million and an increase in average interest-earning assets of $47.9 million offset by a decrease of 18 basis points in the average yield on interest-earning assets.

Other income decreased $39,000 to $1.1 million and $135,000 to $2.1 million for the second quarter and first six months of 2014, respectively, compared to the same periods in 2013. The decrease in other income resulted from decreases in deposit account fees and cash surrender value of life insurance offset by increases in debit card commissions over the prior periods.

Other expenses increased $81,000, or 1.5%, to $5.5 million for the second quarter of 2014, compared to $5.4 million for the second quarter of 2013. Other expenses increased $57,000, or 0.5%, to $11.0 million for the six months ended June 30, 2014, compared to $10.9 million for the six months ended June 30, 2013. For the second quarter of 2014 increases in salaries and benefits and REO expenses of $98,000 were offset by decreases in marketing, occupancy and equipment, FDIC insurance and other expenses of $79,000. For the six months ended June 30, 2014 increases in salaries and benefits, occupancy and equipment, FDIC insurance and REO expenses of $189,000 were offset by decreases in marketing and other expenses of $132,000.

2

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

3

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	June 30,	December 31,
	2014	2013	% Change
	(Dollars in thousands)

Total assets	$1,013,305	$1,020,048	(0.7)%
Cash and cash equivalents	65,739	87,619	(25.0)
Investment securities	119,899	128,701	(6.8)
Loans receivable, net	769,556	744,802	3.3
Deposits	770,831	780,648	(1.3)
FHLB advances	110,000	110,000	0.0
Subordinated debt	10,309	10,309	0.0
Stockholder’s equity	108,217	106,223	1.9

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
	(In thousands, except per share and per share amounts)

Interest and dividend income	$8,793	$8,698	1.1%	$17,665	$17,429	1.4%
Interest expense	1,908	2,168	(12.0)	3,819	4,420	(13.6)
Net interest income	6,885	6,530	5.4	13,846	13,009	6.4

Provision for loan losses	50	192	(74.0)	138	394	(65.0)

Net interest income after provision for loan losses	6,835	6,338	7.8	13,708	12,615	8.7

Other income	1,086	1,125	(3.5)	2,092	2,227	(6.1)
Other expense	5,530	5,449	1.5	10,976	10,919	0.5

Income before taxes	2,391	2,014	18.7	4,824	3,923	23.0
Provision for income taxes	859	655	31.1	1,705	1,384	23.2

Net Income	$1,532	$1,359	12.7	$3,119	$2,539	22.8

Earnings per share basic	$0.24	$0.21		$0.49	$0.39
Earnings per share diluted	$0.24	$0.21		$0.48	$0.38

Average shares outstanding basic	6,361,499	6,518,558		6,386,799	6,505,246
Average shares outstanding diluted	6,495,037	6,614,475		6,507,498	6,608,352

4

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$762,364	4.27%	$712,496	4.47%
Investment securities	121,709	2.14%	132,386	2.21%
Total interest-earning assets	884,073	3.98%	844,882	4.12%

Interest-bearing deposits	690,693	0.36%	700,793	0.44%
Total borrowings	120,309	4.25%	125,464	4.43%
Total interest-bearing liabilities	811,002	0.94%	826,257	1.05%

Interest rate spread		3.04%		3.07%
Net interest margin		3.12%		3.09%

	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$756,318	4.32%	$707,932	4.52%
Investment securities	124,247	2.16%	124,756	2.28%
Total interest-earning assets	880,565	4.01%	832,688	4.19%

Interest-bearing deposits	693,324	0.37%	708,834	0.46%
Total borrowings	120,309	4.23%	125,464	4.47%
Total interest-bearing liabilities	813,633	0.94%	834,298	1.06%

Interest rate spread		3.07%		3.13%
Net interest margin		3.14%		3.12%

ASSET QUALITY DATA (Unaudited)

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$4,199	$3,997
Provision for loan losses	138	757

Charge-offs	(346)	(568)
Recoveries	76	13
Net charge-offs	(270)	(555)

Allowance at end of period	$4,067	$4,199
Allowance for loan losses as a percent of total loans	0.53%	0.56%
Allowance for loan losses as a percent of nonperforming loans	58.0%	82.8%

5

	At June 30, 2014	At December 31, 2013
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$4,545	$3,618
Real estate mortgage - commercial	731	463
Commercial business loans	501	-
Consumer loans	533	674
Total	6,310	4,755
Trouble debt restructurings - nonaccrual	699	316
Total nonaccrual loans	7,009	5,071
Real estate owned	340	498
Total nonperforming assets	$7,349	$5,569
Nonperforming loans as a percent of total loans	0.91%	0.68%
Nonperforming assets as a percent of total assets	0.73%	0.55%

SELECTED FINANCIAL RATIOS (Unaudited)

	Six Months Ended June 30,
	2014	2013
Selected Performance Ratios:
Return on average assets (1)	0.61%	0.48%
Return on average equity (1)	5.82%	4.77%
Interest rate spread (1)	3.07%	3.13%
Net interest margin (1)	3.14%	3.12%
Efficiency ratio	68.87%	71.67%

--(1) Annualized.

6

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q2 2014	Q1 2014	Q4 2013	Q3 2013	Q2 2013
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,885	$6,960	$6,870	$6,581	$6,530
Provision for loan losses	50	88	177	186	192
Net interest income after provision for loan losses	6,835	6,872	6,693	6,395	6,338
Other income	1,086	1,006	1,108	1,128	1,125
Other expense	5,530	5,446	5,550	5,503	5,449
Income before taxes	2,391	2,432	2,251	2,020	2,014
Provision for income taxes	859	845	765	696	655
Net income	$1,532	$1,587	$1,486	$1,324	$1,359

Share Data:
Earnings per share basic	$0.24	$0.25	$0.23	$0.20	$0.21
Earnings per share diluted	$0.24	$0.24	$0.22	$0.20	$0.21
Average shares outstanding basic	6,361,499	6,412,372	6,535,559	6,533,760	6,518,558
Average shares outstanding diluted	6,495,037	6,522,024	6,628,203	6,645,418	6,614,475
Total shares outstanding	6,759,423	6,757,072	6,903,352	6,964,952	6,970,746

Balance Sheet Data:
Total assets	$1,013,305	$1,023,032	$1,020,048	$1,043,497	$1,031,999
Investment securities	119,899	124,768	128,701	130,493	134,639
Loans receivable, net	769,556	757,639	744,802	727,618	718,925
Deposits	770,831	783,434	780,648	804,050	787,028
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	10,309	10,309	10,309	10,309	15,464
Stockholders’ equity	108,217	106,194	106,223	106,123	105,304

Asset Quality:
Non-performing assets	$7,349	$4,859	$5,569	$6,355	$5,576
Non-performing loans to total loans	0.91%	0.60%	0.68%	0.75%	0.65%
Non-performing assets to total assets	0.73%	0.47%	0.55%	0.61%	0.54%
Allowance for loan losses	$4,067	$4,214	$4,199	$4,211	$4,091
Allowance for loan losses to total loans	0.53%	0.56%	0.56%	0.58%	0.57%
Allowance for loan losses to non-performing loans	58.0%	93.3%	82.8%	77.3%	87.7%

7